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                                                                  Exhibit 23

                         INDEPENDENT AUDITORS' CONSENT


The Board of Directors
Alliance Bancorp of New England, Inc.:


We consent to incorporation by reference in the Registration Statement No. 333-39645 on Form S-8 of Alliance Bancorp of New England, Inc. of our report dated January 27, 1998, relating to the consolidated balance sheets of Alliance Bancorp of New England, Inc. and subsidiaries as of December 31, 1997 and 1996, and the related consolidated income statements, consolidated statements of changes in shareholders' equity and consolidated statements of cash flows for each of the years in the three-year period ended December 31, 1997, which report is included herein.




                                                       /s/ KPMG PEAT MARWICK LLP


Hartford, Connecticut
March 23, 1998